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Exhibit (a)(5)(iv)

TYCO ANNOUNCES CORRECTED PRICING TERMS IN CONNECTION WITH THE TENDER
OFFER AND CONSENT SOLICITATION RELATED TO 3.125% CONVERTIBLE SENIOR
DEBENTURES DUE 2023

PEMBROKE, Bermuda—May 23, 2007—Tyco International Ltd. ("Tyco") (NYSE: TYC; BSX: TYC) announced today that the volume weighted average price ("VWAP") used to determine the offer price previously announced for Tyco International Group S.A.'s 3.125% Convertible Senior Debentures due 2023 was calculated in error and that the correct VWAP is $32.36 and not $32.31. Correctly calculated, the offer price is $1,552.78, not $1,550.48 as previously announced.

Information Relating to Tender Offer

        Goldman, Sachs & Co. and Morgan Stanley are the Dealer Managers for the tender offer and Solicitation Agents for the consent solicitation. Investors with questions regarding the tender offer may contact Goldman, Sachs & Co. at (212) 902-9077 or (800) 828-3182 (toll free) and Morgan Stanley at (212) 761-1941 or (800) 624-1808 (toll free). Global Bondholder Services Corporation is the Information Agent and Depositary and can be contacted at (212) 430-3774 (collect) or in relation to the tender offer and the consent solicitation, at (866) 470-3700 (toll free).

        None of Tyco or its subsidiaries referred to herein, their respective governing bodies, the Information Agent, the Depositary or the Dealer Managers make any recommendation as to whether holders of any of the notes referred to in this press release should tender or refrain from tendering or as to whether holders of such notes should provide consents to the proposed amendments. This press release does not constitute an offer to purchase any securities.

        Tyco and its subsidiaries expressly reserve the right, in their sole discretion, subject to applicable law to: (i) terminate prior to the relevant expiration date the tender offer and consent solicitation and not accept for payment any notes not theretofore accepted for payment; (ii) waive on or prior to the relevant expiration date any and all of the conditions of the tender offer and the consent solicitation; (iii) extend the relevant expiration date; and (iv) amend the terms of the tender offer or consent solicitation. The foregoing rights are in addition to their right to delay acceptance for payment of notes tendered under the tender offer or the payment for notes accepted for payment in order to comply in whole or in part with any applicable law, subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") with respect to the tender offers, to the extent applicable, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer; and receipt of the required consents to implement the proposed amendments.

        This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the notes. The full details of the tender offer for the notes, including complete instructions on how to tender notes have been included in the offer to purchase and consent solicitation statement, the letter of transmittal and related materials. Holders are strongly encouraged to read carefully the offer to purchase and consent solicitation statement, the letter of transmittal and any other related materials, including materials filed with the Securities and Exchange Commission, because they contain important information.

        Holders of notes may obtain a copy of the tender offer and consent solicitation statement, free of charge, from Global Bondholder Services Corporation, the information agent in connection with the tender offer and consent solicitation for the notes, by calling toll-free at (866) 470-3700 or (212) 430-3774 (bankers and brokers can call collect at 212-430-3774). Holders of notes are urged to carefully read these materials prior to making any decisions with respect to the tender offer and consent solicitation.

About Tyco

        Tyco International Ltd. is a global, diversified company that provides vital products and services to customers in four business segments: Electronics, Fire & Security, Healthcare, and Engineered Products & Services. With 2006 revenue of $41 billion, Tyco employs approximately 240,000 people worldwide. More information on Tyco can be found at www.tyco.com.

Forward-Looking Statements

        This release may contain certain forward-looking statements. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing the following subjects: future financial condition and operating results. Economic, business, competitive and/or regulatory factors affecting Tyco's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about these and other factors is set forth in Tyco's Annual Report on Form 10-K and 10-K/A for the fiscal year ended Sept. 29, 2006 and in Tyco's Quarterly Report on Form 10-Q and for the fiscal quarter ended March 30, 2007.

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TYCO ANNOUNCES CORRECTED PRICING TERMS IN CONNECTION WITH THE TENDER OFFER AND CONSENT SOLICITATION RELATED TO 3.125% CONVERTIBLE SENIOR DEBENTURES DUE 2023